Exhibit 99.1

Gran Tierra Energy Inc. Appoints New Director

CALGARY, Alberta, September 1, 2021, Gran Tierra Energy Inc. (“Gran Tierra”) (NYSE American:GTE) (TSX:GTE) (LSE:GTE), is pleased to announce the appointment of Alison Redford to the Board of Directors of Gran Tierra as an independent director, effective September 1, 2021. Ms. Redford serves as an advisor to national governments and ministries in emerging economies on regulatory reform to promote transparency and investor confidence. She provides independent advice on the creation of regulatory regimes related to climate, social and governance sustainability most recently in Pakistan, Afghanistan, South Sudan and Guyana. Separately, Ms. Redford also serves as a strategic advisor to public companies operating in volatile political climates to assess risk and ensure regulatory compliance, particularly as it relates to Extractive Industries Transparency Initiatives and Community Benefits Agreements for affected Indigenous people.

Ms. Redford served as Premier of Alberta from 2011 to 2014 and as Minister of Justice and Attorney General from 2008. She graduated from the College of Law at the University of Saskatchewan (1988) and also obtained a Master of Arts degree from the School of Oriental and African Studies at the University of London (2021). Ms. Redford was appointed Queens Counsel in 2008.

Gran Tierra’s Board Chair Robert Hodgins stated, “we are pleased to welcome Alison Redford to Gran Tierra’s Board of Directors. Alison brings a wealth of government, regulatory and international experience and will add valuable perspectives to our Board. We look forward to working with Alison and benefitting from her knowledge and expertise.”

Contact Information

For investor and media inquiries please contact:

Gary Guidry

President & Chief Executive Officer

Ryan Ellson

Executive Vice President & Chief Financial Officer

Rodger Trimble

Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com

For more information on Gran Tierra please go to: www.grantierra.com.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company’s website (including the Sustainability Report) does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra’s Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov and on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.